---------------      U.S. SECURITIES AND EXCHANGED COMMISION
|   FORM 5    |            Washington, D.C. 20549
---------------

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ]   Check this box if
      no longer Subject
      to Section 16.

[X]   Form 3 Holdings Reported

[ ]   Form 4 Transactions Reported

                                Filed pursuant to
                    Section 16(a) of the Securities Exchanged
                    Act of 1934, Section 17(a) of the Public
                       Utility Holding Company Act of 1935
               or Section 30(f) of the Investment Company Act 1940

- ----------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|  The Aries Trust                       |    Palatin Technologies, Inc. (PLTN)           |                                        |
|                                        |                                                |    Director           X  10% Owner     |
|----------------------------------------|------------------------------------------------|---                   ---               |
|   (Last)             (First)    (MI)   |3.IRS or Soc. Sec. No. |4.Statement for Month/  |    Officer                Other        |
|                                        |  of Reporting Person  |  Year                  |---                   ---               |
| c/o Paramount Capital Asset Mgt., Inc. |  (Voluntary)          |                        |   (give title below)    (Specify below)|
| 787 Seventh Avenue                     |                       |        6/97            |                                        |
|                                        |                       |                        |       ---------------------------      |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
                                         |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
| New York              NY       10019   |                       |                        |    Form filed by More than One         |
|                                        |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |            |(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               | (Month/    |         |                               |  Owned at End of|(D) |  (Instr. 4)        |
|                               | Day/Year)  |         |-------------------------------|  Issuer's       |or  |                    |
|                               |            |         |                |(A) |         |  Fiscal Year    |(I) |                    |
|                               |            |         |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
| Common Stock                  |            |    3    |                |    |         |     930,939     | D  |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|



Reminder: Report on a separate line for each class securities owned directly or indirectly.

*If the  form is  filed  by more  than one  reporting  person,  see  Instruction
4(b)(v).

FORM 5  (continued)  TABLE II -  Derivative  Securities  Acquired,  Disposed of,
Beneficially Owned (e.g., puts, calls, warrants, options, convertible security)

------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Trans- |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  action |  Derivative         |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise | ac- |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |tion |(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  |Date |         |  Disposed of (D)    |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |     |         |  (Instr. 3, 4 & 5)  |(Month/Day/|                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |(Mo./|         |                     |   Year)   |                     |          |Owned at  |Dir.|          |
|          |         | Day/|         |                     |-----------|---------------------|          |End of    |(D) |          |
|          |         | Yr.)|         |                     |Date |Ex-  |          |Amount or |          |Year      |or  |          |
|          |         |     |         |---------------------|Exer-|pira-|   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |         |    (A)   |    (D)   |cis- |tion |          |Shares    |          |          |(I) |          |
|          |         |     |         |          |          |able |Date |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|Class A   | $0.05   |     |    3    |          |          |8/10 |8/10 | Common   |   27,649 |   $0     |   27,649 | D  |          |
|Warrant   |         |     |         |          |          | /95 | /05 | Stock    |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Placement |         |     |         |          |          |     |     |          |          |          |          |    |          |
|Agent     | $0.05   |     |    3    |          |          |9/13 |9/13 | Common   |    4,147 |   $0.001 |    4,147 | D  |          |
|Warrant   |         |     |         |          |          | /95 | /05 | Stock    |          |          |          |    |          |
|(right to |         |     |         |          |          |     |     |          |          |          |          |    |          |
| buy)     |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|Class B   | $0.68   |     |    3    |          |          |12/8 |12/8 | Common   |    9,216 |   $0     |    9,216 | D  |          |
|Warrant   |         |     |         |          |          | /95 | /05 | Stock    |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Placement |         |     |         |          |          |     |     |          |          |          |          |    |          |
|Agent     | $1.63   |     |    3    |          |          |2/15 |2/15 | Common   |      460 |   $0.001 |      460 | D  |          |
|Warrant   |         |     |         |          |          | /96 | /96 | Stock    |          |          |          |    |          |
|(right to |         |     |         |          |          |     |     |          |          |          |          |    |          |
| buy)     |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Placement |         |     |         |          |          |     |     |          |          |          |          |    |          |
|Agent     | $1.63   |     |    3    |          |          |6/25 |6/25 | Common   |   92,193 |   $0.001 |   92,193 | D  |          |
|Warrant   |         |     |         |          |          | /96 | /06 | Stock    |          |          |          |    |          |
|(right to |         |     |         |          |          |     |     |          |          |          |          |    |          |
| buy)     |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Series A  |         |     |         |          |          |     |     |          |          |          |          |    |          |
|Convert-  | $1.24   |     |    3    |          |          |5/9  |none | Common   |  524,193 | $100.00  |  524,193 | D  |          |
|ible Pre- |         |     |         |          |          | 97  |     | Stock    |          |          |          |    |          |
|ferred    |         |     |         |          |          |     |     |          |          |          |          |    |          |
|Stock     |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|


Explanation of Responses:

        Paramount Capital Asset Management, Inc. ("Paramount") the Investment Manager to The Aries Trust (the "Trust"), is also the general partner of Aries Domestic Fund, L.P. (The "Partnership"), a Delaware limited partnership, which also owns securities of the Issuer. Lindsay A. Rosenwald, M.D., is the sole shareholder of Paramount. Paramount and Dr. Rosenwald disclaim beneficial ownership of the securities held by the Partnership and the Trust, except to the extent of their pecuniary interest therein, if any.

        The foregoing Common Stock reported does not give effect to the 1-for-4 reverse split of the Common Stock effected on September 5, 1997.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


             /s/  Lindsay A. Rosenwald                  August 14, 1997
            --------------------------------------      ---------------
                **Signature of Reporting Person           Date

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                  PAGE: 2 OF 2